EXHIBIT 4.26

MINERAL RIGHT PURCHASE
 AND SELLING AGREEMENT

MARIA TEREZA BARBOSA DA SILVA, Brazilian national, separated, holder of Brazilian ID card 3617073-2 – SSP-GO and CPF 110.808.762-00, resident at Rua Barão do Rio Branco, 699 – Bloco 15A, Ap. 301 – Conj. São Judas Tadeu II, Bairro Flores, Manaus, State of Amazonas, Zip Code 69.058-581, hereinafter referred to as MARIA TEREZA and BRAZAURO RECURSOS MINERAIS LTDA, a limited liability company, registered before the Ministry of Finance under CNPJ 05.943.917/0001-43, with headquarters at Av. Gov. José Malcher, 815, salas 413 e 414, Belém, Pará, Zip Code 66.055-901, hereinafter represented by its director, who undersigns this Agreement, and referred to as BRAZAURO:

I      WHEREAS

A)
MARIA TEREZA is the legitimate holder of the EXPLORATION REQUEST part of DNPM process 850.442/2008, located in the municipality of Itaituba, State of Pará. The above mentioned process is being assessed by DNPM’s 5th District in Belém-PA for publication of the corresponding Exploration License, whose process will remain object of this contract, and will be hereinafter referred to as MINERAL RIGHT;

B)
BRAZAURO is a mining company whose main objectives are to explore, exploit and manage mineral deposits for the economic use of their mineral assets and by-products, and who is interested in acquiring the MINERAL RIGHT;

C)	The MINERAL RIGHT is free and clear of all liens, charges or limitations of ownership whatsoever;

D)	MARIA TEREZA is interested in the cession and transfer of the MINERAL RIGHT to BRAZAURO;

E)	BRAZAURO is interested in undertaking a mineral reserves assessment and exploration program in the area covered by such MINERAL RIGHT.

F)
BRAZAURO may develop mineral exploration activities at its own discretion and exclusivity during the term of this contract, and may assess, explore and undertake economic feasibility studies of any mineral reserves to be found in the area covered by the MINERAL RIGHT.

The Parties have agreed to the following terms and conditions:

1. FIRST CLAUSE - OBJECT

1.1 The object of this agreement is the establishment of rules and conditions for the acquisition of the mineral right referred to in paragraph A) of this agreement by BRAZAURO.

2. SECOND CLAUSE - PRICE AND PAYMENT CONDITIONS

2.1 For the acquisition of the above mentioned MINERAL RIGHT, BRAZAURO shall pay to MARIA TEREZA the total amount of R$700,000.00 (seven hundred thousand Brazilian reais) as follows:

2.1.1 R$20,000.00 (twenty thousand Brazilian reais) on signing of this agreement.

2.1.2 R$15,000.00 (fifteen thousand Brazilian reais) within five working days from the publication in the Brazilian Official Gazette (Diario Oficial da União - DOU) of the exploration license related to the process object of this agreement, and upon signature of an AGREEMENT FOR MINERAL RIGHT ASSIGNMENT to BRAZAURO.

In case the publication referred to above is made before completion of the six-month period from the date of signature of this agreement, the payment of the second installment shall be made six months after the payment of the first installment referred to in paragraph 2.1.1. above.

2.1.3 R$25,000.00 (twenty five thousand Brazilian reais) within six months after the payment referred to in paragraph 2.1.2 has been made.

2.1.4 R$30.000.00 (thirty thousand Brazilian reais) within twelve months after the payment referred to in paragraph 2.1.2 has been made.

2.1.5 R$40,000.00 (forty thousand Brazilian reais) within eighteen months after the payment referred to in paragraph 2.1.2 has been made.

2.1.6 R$50,000.00 (fifty thousand Brazilian reais) within twenty four months after the payment referred to in paragraph 2.1.2 has been made.

2.1.7 R$520,000.00 (five hundred and twenty thousand Brazilian reais) within thirty months after the payment referred to in paragraph 2.1.2 has been made, provided that DNPM has approved  the MINERAL RIGHT assignment to BRAZAURO.

2.2. In case of termination of this agreement, the amounts payable will not be collected and no payments made will be reimbursed.

2.3 The payments referred to in Clause 2 above will be made by BRAZAURO at the current account number 0540531-9, branch number 412 which MARIA TEREZA holds at the Bradesco Bank in Rio Grande, State of Rio Grande do Sul, and deposit slips will be considered payment receipts.

2.3.1 Any alteration to the above mentioned bank information shall be made in writing by MARIA TEREZA to BRAZAURO, and BRAZAURO will not be deemed accountable for any delay or misplacement of payment resulting from the failure to inform such change.

2.3.2 Should the due date for any payment fall on a non-working day, then it will be due on the first working day following the original due date.

THIRD CLAUSE – DECLARATIONS AND WARRANTIES OF MARIA TEREZA

3.1 MARIA TEREZA hereby declares and warrants that she is the only and exclusive holder of the MINERAL RIGHT object of this agreement and that such MINERAL RIGHT is free and clear of any liens, charges or liabilities whatsoever, and that they are equally free of any irregularity.

3.2 MARIA TEREZA hereby declares and warrants on her behalf and on behalf of her successors that she will provide whatever assistance required for the formal transfer of the MINERAL RIGHT object of this agreement, as well as for the granting of the corresponding Mineral Exploration Licenses by DNPM.

3.3 MARIA TEREZA declares and warrants that she will keep confidential all information received as a result of this agreement, which will become classified and belonging to BRAZAURO upon signing of this agreement, and that she will not disclose information in part or in total to third parties.

3.4 MARIA TEREZA declares and warrants that she will be responsible for all obligations and liabilities of any nature, which were originated prior to the date of signature of this agreement, including those related to non-compliance with the mineral and environmental legislation.

3.5 By the date of payment of the last installment herein agreed to, MARIA TEREZA shall hand over to BRAZAURO the areas object of this agreement, the MINERAL RIGHT free of any small-scale prospecting mining activities, and of third parties who are not bound by this agreement.

FOURTH CLAUSE – DECLARATIONS AND WARRANTIES OF BOTH PARTIES

4.1. BRAZAURO and MARIA TEREZA hereby declare and warrant that this Agreement is signed in an irrevocably and irretractable manner for all legal purposes, and that they will comply with whatever clauses and conditions herein established, including those related to their successors, except for the provisions regarding termination.

4.2 BRAZAURO and MARIA TEREZA hereby declare and warrant that this Agreement and its annexes result from a thorough understanding between the parties.

4.3 BRAZAURO and MARIA TEREZA hereby declare and warrant that they attribute binding power over their conduct to the terms of this Agreement in accordance with the provisions of Article 585, Sub-heading II and the provisions of article 639 both of the Brazilian Civil Procedure Code.

4.4 BRAZAURO and MARIA TEREZA hereby declare and warrant that whenever required they shall take action, provide information and additional documentation, formalize any agreement required to the sound implementation and undertaking of the terms and conditions set forth in this Agreement.

FIFTH CLAUSE – DECLARATIONS AND WARRANTIES OF BRAZAURO

5.1 BRAZAURO hereby declares and warrants that it will be responsible for the payment of any liabilities corresponding to the Exploration Licenses until a decision is made regarding the acquisition of this MINERAL RIGHT.

5.2 The responsibility of BRAZAURO shall be null and void should it formally desist from the acquisition of the MINERAL RIGHT object of this Agreement in compliance with the provisions of Clause 2.2 above.

5.3 BRAZAURO commits itself to pay the annual fees per hectare corresponding to the last year of validity of the MINERAL RIGHT object of this agreement, and in the years to come in case of extension of the Exploration License, as long as this agreement is not terminated per the terms and conditions set forth in Clause Tenth below.

SIXTH CLAUSE – DURATION

6.1 This agreement is valid from the date of signature until all conditions herein agreed upon have been fulfilled or until BRAZAURO terminates this Agreement.

SEVENTH CLAUSE – CONFIDENTIALITY

7.1 Unless otherwise required by law, the parties commit themselves to keep strictly confidential the terms and conditions of this agreement, and to not disclose information in any way for whatever objective other than the objective herein stated. Nevertheless, BRAZAURO may, if deemed necessary and at its own discretion, disclose the results of the exploration work in the Toronto-Canada Stock Exchange and in its website.

7.2 The parties hereby bind themselves and their employees, representatives, and service providers to strict observance of said confidentiality and of any geological, economic or business related information that may be disclosed to them.

EIGHTH CLAUSE – ASSIGNMENT OF CONTRACT TO THIRD PARTIES

8.1 BRAZAURO may transfer at its sole discretion, at any time, in part or in total, the rights and obligations set forth in this agreement to third parties, provided that MARIA TEREZA receives prior notice of such transfer.

NINTH CLAUSE – COMMUNICATION

9.1 All notices, communication, or documents which shall be exchanged between the Parties must be in written form and delivered personally or by letter (AR receipt) at the addresses informed below. The Parties are responsible for informing any change in their addresses:

MARIA TEREZA BARBOSA DA SILVA
Address: Av. Barão do Rio Branco, 699 – Bloco 15ª Ap. 301
Conj. São Judas Tadeu II, Bairro Flores
69.058-581 - Manaus – AM

BRAZAURO RESOURCES DO BRASIL LTDA.
Address: Av. Gov. José Malcher, 815, salas 413 e 414
66,055-901 - Belém - PA

TENTH CLAUSE – TERMINATION

10.1 BRAZAURO detains the exclusive right to unilaterally terminate this Agreement at its own discretion provided written notice is given to MARIA TEREZA.

10.2 The Parties herein agree that upon termination of this Agreement, BRAZAURO will no longer be liable to pay any installment that have not fallen due provided that MARIA TEREZA or her legal successors are notified by BRAZAURO (personally or by letter) at least thirty days before the due date of the next installment. BRAZAURO shall be freed from the obligation to pay any form of compensation to MARIA TEREZA, and shall have no right to the reimbursement of installments duly paid prior to the termination of this Agreement.

10.3 Should BRAZAURO make use of its right to terminate this Agreement in accordance with the provisions herein established, BRAZAURO must hand over to MARIA TEREZA all data and results from the exploration work associated with the MINERAL RIGHT within ninety days from the date of termination.

10.4 Should BRAZAURO decide to terminate this Agreement, BRAZAURO shall be legally bound to transfer the MINERAL RIGHT object of this contract back to MARIA TEREZA by signing a new Agreement for the Mineral Right Transfer on the date of termination.

10.5 MARIA TEREZA will not have the right to terminate this contract except in the case of defaulting on payment by BRAZAURO, which declares itself to be incapable of solving.

ELEVENTH CLAUSE – CONCURRENCE OF THE DNPM

11.1 It is hereby agreed and understood between the Parties that for the fulfillment of the terms set forth in this Agreement, and the respective payment of the final installment established in Clause 2 above, namely R$520,000.00 (five hundred and twenty thousand Brazilian reais), final legal approval must have been formally granted for the definitive concession of the MINERAL RIGHT to BRAZAURO, and said approval must have been published in the Official Gazette (DOU). The Parties further agree that:

11.1.1 Both Parties commit themselves to making every effort before the DNPM to ensure the regular administration and approval of the process for the concession of the MINERAL RIGHT object of this Agreement.

11.1.2 The Parties further commit themselves to make due efforts before the DNPM to ensure that the definitive concession of the MINERAL RIGHT is approved in such a way to become effectively transferred to BRAZAURO.

TWELVETH CLAUSE – PARTIAL INVALIDITY

12.1 The eventual nullity, invalidity or unfeasibility of any or more provisions set out in this Agreement shall not affect the validity and enforceability of the other terms, which shall remain in force. The Parties hereby declare their willingness to negotiate consensual adjustments to ensure the validity and feasibility of such terms or provisions.

THIRTEENTH CLAUSE – ACTS OF GOD OR FORCE MAJEURE

13.1 Should BRAZAURO or its contractors be prevented from getting access to the areas to which the MINERAL RIGHT are associated due to acts of God or force majeure, then the fulfillment of the obligations taken under the terms of this Agreement shall be suspended.

FOURTHEENTH CLAUSE – COURTS

14.1 The Parties agree to designate the Courts of Itaituba, State of Pará, for the purpose of deciding any issue resulting from this Agreement. In witness whereof the authorized representatives of the parties hereto have signed three copies of this Agreement as of the date below.

Manaus - AM, August 31, 2009

MARIA TEREZA BARBOSA DA SILVA BRAZAURO RECURSOS MINERAIS LTDA.

Witnesses:

Gilmara da Silva Sousa                                                               Emerson Cordeiro de Araújo
Address: Rua Barão do Rio Branco, 699       Address: Rua Teófilo Condurú
Identity Card # 4681937                                                    Identity Card # 5015547
CPF: 004.440.111-61                                                               CPF: 823.445.312-20